Exhibit 99.2

NEWS RELEASE

Susser Announces Board Appointments
and Management Promotions

CORPUS CHRISTI and HOUSTON, Texas, September 12, 2013 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) today announced changes to their Boards of Directors and management promotions.

Board Appointments
Sam L. Susser has been appointed Chairman of the Board of Directors of SUSS, effective immediately. Mr. Susser will retain his position as Chief Executive Officer of SUSS, which he has held since 1992. Bruce W. Krysiak, the current Chairman of the Board of Directors of SUSS, will become Lead Independent Director. Additionally, Rob L. Jones will become Lead Independent Director of Susser Petroleum Partners GP LLC, the general partner of SUSP.

As separately announced, Frank A. Risch has been elected to the Board of Directors of SUSP's general partner, and Andrew M. “Drew” Alexander has been elected to the SUSS Board of Directors.

“I'm honored to be named Chairman,” commented Mr. Susser. “I'd like to thank Bruce for his 13 years of service as our Chairman, and I look forward to working with him and our fellow directors in this new capacity. Bruce will continue to provide strategic counsel leveraging his distinguished career in retailing as the Lead Director at SUSS as he has in the past years. Rob joined the Board of SUSP concurrent with the IPO last September, and his deep financial experience and natural curiosity has only enhanced our Board discussions and processes.”

Mr. Krysiak stated, “Sam has led the growth of this Company since it was a chain of only five convenience stores in 1988. He has been, and continues to be, an excellent steward of the Company for all of our stakeholders. Now that we have active Boards at both SUSS and SUSP, we believe his appointment as

Chairman of SUSS is a natural and appropriate progression as we position the Company for continued growth and success. I look forward to continuing to serve alongside Sam in my new role as Lead Director.”

SUSS has seven Board members, five of whom are classified as independent. The SUSP general partner Board also has seven members, five of whom are classified as independent and three of whom also serve on the Conflicts Committee.

Management Promotions
Rocky Dewbre has been named President and Chief Executive Officer of the general partner of SUSP. Mr. Dewbre joined Susser in 1992, most recently serving as President and Chief Operating Officer of SUSP's general partner. Sam L. Susser will relinquish his position as Chief Executive Officer of SUSP but will retain his position as Chairman of the Board of Directors of SUSP.

Gail Workman has been promoted to Senior Vice President and Chief Operating Officer at the general partner of SUSP, from her previous position as Senior Vice President, Sales and Operations. Ms. Workman joined Susser Petroleum Company, the predecessor of SUSP, in 2011. She has over 20 years of experience in senior sales and operations positions within the energy industry.

Kevin Mahany has been promoted to Senior Vice President, Merchandising at Stripes LLC, from his previous position of Vice President, Merchandising. Mr. Mahany has very successfully led our merchandising team since he joined the Company in 1989.

“Rocky, Gail and Kevin have each been instrumental in making this Company what it is today,” said Mr. Susser. “Rocky's leadership in growing and developing the Wholesale Division positioned us to be able to create and spin off Susser Petroleum Partners LP, a transaction which has clearly unlocked and driven tremendous value for our shareholders.

“Since joining the Company a little more than two years ago, Gail has enhanced our organizational capability and developed bandwidth to support our future growth. Kevin joined the Company shortly after I did, and he has provided the steady, intense leadership that has delivered 24 consecutive years of same store merchandise sales growth.”

About Susser
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 570 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in over 365 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.5 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Contacts:
Susser Holdings Corporation	Dennard-Lascar Associates
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@dennardlascar.com
(361) 884-2463, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

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